Etsy, Inc. Reports Fourth Quarter and Full Year 2023 Results
Highest-ever quarterly revenue achieved in Q4 23

Brooklyn, NY - February 21, 2024 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced financial results for its fourth quarter and full year ended December 31, 2023.
“Etsy delivered over $13 billion in consolidated GMS and our highest-ever annual revenue,” said Josh Silverman, Etsy’s Chief Executive Officer. “We’ve built an ambitious plan to invest in a portfolio of growth initiatives in 2024, starting with efforts to make Etsy an indispensable partner for Gifting. We recently launched Gift ModeTM, an interactive hub for gifting that combines AI and human curation to help shoppers find the perfect present — just the beginning of our bold plans to drive buyer consideration and frequency. We start the year energized - with the right team, a highly relevant and differentiated Right to Win strategy, a disciplined investment approach, and a resilient business model.”
Fourth quarter 2023 performance highlights include:
•Consolidated GMS was $4.0 billion, down 0.7% year-over-year and down 1.6% on a currency neutral basis. Headwinds to consolidated GMS included a dynamic macroeconomic environment that impacted consumer discretionary product spending, Etsy marketplace category mix, and a highly promotional and competitive retail environment, as well as a small headwind from the divestiture of Elo7.
•Etsy marketplace GMS was $3.6 billion, down 1.4% year-over-year and up 142% on a four-year basis.
◦The Etsy marketplace’s GMS accelerated during the holiday season, with GMS during Cyber 5 (Thanksgiving through Cyber Monday) up 4% on a year-over-year basis. We delivered record levels of GMS on Cyber Monday and Giving Tuesday.
◦Active buyers reached a new all-time high of 92 million, increasing 3% year-over-year. United States active buyer trends continued to improve, with modestly positive year-over-year growth again this quarter, and international buyer growth remained strong.
◦We reactivated a record nearly 10 million lapsed buyers, up 13% from the prior year, and we acquired over 8 million new buyers. On a trailing twelve month basis, our retention of active buyers improved from the prior year and remained above pre-pandemic levels.
◦While GMS per active buyer on a trailing twelve month basis was down 4% year-over-year to $126 in the fourth quarter, this metric declined only 1% from the prior quarter as trends continued to show signs of stabilization. Our number of habitual buyers remained stable on a sequential basis at just over 7 million.
◦GMS ex-U.S. domestic for the Etsy marketplace was 47% of overall GMS, with GMS ex-U.S. domestic up 4% year-over-year.
•Consolidated revenue reached a record $842.3 million, up 4.3% versus the fourth quarter of 2022, with take rate (i.e., consolidated revenue divided by consolidated GMS) of 21%. Solid revenue growth was primarily driven by growth in Etsy Ads and payments revenue.
•Consolidated net income was $83.3 million, down 24.0% year-over-year, largely due to restructuring and other exit costs of $27 million recognized in the fourth quarter. Consolidated net income margin (i.e., net income divided by revenue) was approximately 10%, down approximately 400 basis points year-over-year, and diluted earnings per share was $0.62, reflecting the impact of restructuring and exit costs.
•Consolidated non-GAAP Adjusted EBITDA was a record $235.5 million, with consolidated non-GAAP Adjusted EBITDA margin (i.e., consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue) of approximately 28%, relatively flat year-over-year.
•We ended the year with $1.2 billion in cash and cash equivalents, short- and long-term investments. Under Etsy’s stock repurchase program, during the fourth quarter of 2023, Etsy repurchased an aggregate of approximately $93 million, or 1,347,993 shares, of its common stock.
“We delivered our highest-ever quarterly consolidated revenue of $842 million in the fourth quarter due to healthy GMS flow through, strong growth in Etsy Ads and good contribution from payments,” said Rachel Glaser, Etsy’s Chief Financial Officer. “We made significant product and marketing investments to support the important holiday period, and our fourth quarter consolidated Adjusted EBITDA grew to an all-time high of $236 million. For the full year, our operational rigor and capital light business model have allowed us to deliver about $754 million in consolidated Adjusted EBITDA, at 27.4% margin, converting nearly 90% of that Adjusted EBITDA to free cash flow. In 2023, capital return accounted for nearly 90% of our Free Cash Flow, demonstrating a shift in our capital return strategy to more intentionally return a higher percentage of free cash flow, especially during times of volatility in our stock, and when valuations are meaningfully below our view of fair value.”

Fourth Quarter and Full Year 2023 Financial Summary
(in thousands, except percentages; unaudited)

The financial results of Elo7 have been included in our consolidated financial results until August 10, 2023 (the date of sale). The GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended December 31,		% (Decline) Growth Y/Y		Year Ended December 31,		% (Decline) Growth Y/Y
	2023	2022			2023	2022
GMS (1)	$4,007,404	$4,033,782	(0.7)%		$13,161,196	$13,318,396	(1.2)%
Revenue	$842,322	$807,241	4.3%		$2,748,377	$2,566,111	7.1%
Marketplace revenue	$615,795	$600,158	2.6%		$1,997,190	$1,910,887	4.5%
Services revenue	$226,527	$207,083	9.4%		$751,187	$655,224	14.6%
Gross profit	$586,565	$581,466	0.9%		$1,919,702	$1,821,519	5.4%
Operating expenses	$471,107	$442,122	6.6%		$1,639,861	$2,480,079	(33.9)%
Net income (loss) (2)	$83,266	$109,548	(24.0)%		$307,568	$(694,288)	144.3%
Net income (loss) margin	9.9%	13.6%	(370)	bps	11.2%	(27.1)%	3,830	bps
Adjusted EBITDA (Non-GAAP)	$235,514	$227,219	3.7%		$754,311	$716,882	5.2%
Adjusted EBITDA margin (Non-GAAP)	28.0%	28.1%	(10)	bps	27.4%	27.9%	(50)	bps

Active sellers (3)	9,035	7,470	21.0%		9,035	7,470	21.0%
Active buyers (3)	96,483	95,076	1.5%		96,483	95,076	1.5%
Percent mobile GMS	68%	67%	100	bps	68%	67%	100	bps
Percent GMS ex-U.S. Domestic (1)	45%	44%	100	bps	45%	44%	100	bps
(1)Consolidated GMS for the year ended December 31, 2023 includes Etsy.com GMS of $11.6 billion, Reverb GMS of $942.1 million, Depop GMS of $599.6 million, and Elo7 GMS of $42.1 million (from January 1, 2023 until the date of sale on August 10, 2023). Percent GMS ex-U.S. Domestic for Etsy.com for both the three months and the year ended December 31, 2023 was 47%.
(2)Net loss for the year ended December 31, 2022 is driven by the Depop and Elo7 asset impairment charge of $1.0 billion.
(3)Consolidated active sellers and active buyers includes Etsy.com active sellers and active buyers of 7.0 million and 92.0 million, respectively, as of December 31, 2023 and excludes Elo7 active sellers and active buyers for the year ended December 31, 2023.

To provide consistency with our calculation of GMS, beginning in the first quarter of 2023, we have reported our mobile GMS, GMS ex-U.S. domestic, and Non-U.S. domestic GMS as a percentage of GMS net of refunds. We did not apply this change to prior periods as the impact was immaterial to such periods. For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Full Year 2023 Etsy Marketplace Operating Highlights
Our “Right to Win” is centered on key elements that we believe make the Etsy marketplace a better place to shop and sell and, which, in turn, will bring more buyers, lead to increased frequency and size of purchases, and build trust in the Etsy marketplace. In 2023, we focused on building buyer consideration by making it easier to ‘find the best stuff’ on Etsy, driving association that Etsy sellers offer great value, and making shopping on Etsy more reliable and dependable. We worked to build Etsy’s brand association in key categories and purchase occasions, such as Gifting, Home & Living, and Style.

In 2023, returns on our product development investments were solid, with the number of product development launches up about 30% over the prior year. We also delivered strong results from marketing investments. Below is a recap of some of our key initiatives.
•We worked to elevate the best of Etsy in our Search results, including our ‘Curation at Scale’ efforts to combine human curation with machine learning models to show quality listings. We ended the year with a library of over one million curated listings, which convert over two times better, on average, than other listings and attract more loyal buyers. We also made improvements to the item ranking we use for recommendations in order to consider longer-term buyer interests and deliver more diverse results. We tested new Generative AI enabled features in order to develop new ways to move search functionality from keywords to conversations. Elements of this work are being incorporated into new Etsy products for 2024, including our recently launched Gift Mode.

•We highlighted the great value Etsy has to offer by: 1) expanding seller funded promotional events and elevating their prominence on and off the marketplace, which contributed meaningful GMS for the year; 2) introducing new types of signals and nudges to highlight promotional events; 3) selectively utilizing Etsy-funded site wide promotions to test return on investment (“ROI”) thresholds for this type of investment; and 4) launching a new Deals tab in our app to provide more prominence for deals and personalization for buyers.
•We created category experiences for Gifting, Home & Living, and Style purchase occasions. We now offer three Registries (Gift, Wedding, and Baby) and launched a new and improved ‘Gift Finder.’ Our ‘Etsy Has It' brand campaign was also an important component of this effort to build buyer consideration for these purchase occasions given its direct messaging and call-to-action.
•We worked to continue to build trust in our marketplace by expanding proactive listing review and enforcement of our Handmade Policy. In 2023, we removed approximately 140% more listings for violations of our Handmade Policy than in 2022. We estimate that we have reduced how often buyers see merchandise that appears to violate our listings guidelines by more than half since the first half of 2023. We also leaned into our ‘On Time or Your Money Back’ messaging in the United States this holiday season, and we incorporated shipping label purchasing reminders in seller communications to increase shipping label adoption, which improves transparency for buyers.
•We supported our sellers with multiple product launches to help grow their business. For example, our Etsy Share & Save program, a way for sellers to save on Etsy fees for sales they drive to their Etsy shop, was adopted by a large percentage of our top sellers. This program also positively impacted incremental visits and average order value. We published a new ‘Pricing Guide,’ providing useful considerations for setting sustainable pricing strategies, and we launched ‘Make an Offer’ (“MAO”), a feature that provides U.S. sellers, as well as sellers who list items in U.S. dollars, the option to receive offers from buyers, allowing direct price negotiation.
Fourth Quarter 2023 Operating Highlights

Select highlights of fourth quarter business initiatives for the Etsy marketplace are outlined below:
Product: Focused on increasing Consideration for Etsy: Quality + Great Value + Reliability.
•Multiple product initiatives successfully drove GMS during the all-important holiday season. For example, our Cyber Sales Hub, a highly curated landing page of seller funded promotions, highlighted seller funded discounted items throughout Cyber Week, positively impacting visits and conversion rate. We increased urgency signals by adding promotional banners and nudges to our website and app homepages, which drove meaningful increases in conversion rate. In addition, our new ‘Deals’ tab also increased conversion rate and app engagement.
•Our Search & Discovery teams launched a new graph neural network retrieval system, which, when combined with existing neural networks, should enhance our search retrieval capabilities by enabling improved interactions between listings, resulting in better search relevance. We also enhanced our neural ranking model in non-U.S. markets to include all features available in the United States.
•We continued to work to make Etsy a trusted brand. For example, 99% of purchases in the United States were delivered on or before the estimated delivery date this holiday season. In order to better enable last minute gifting missions and improve fulfillment experiences, we launched an estimated delivery date filter in search results and highlighted local delivery options to buyers. Work on buyer reviews, particularly the addition of subcategories related to quality, shipping, and customer service, for example, drove meaningful growth in buyer review submissions. We expanded Etsy Payments to seven additional countries, bringing a more seamless shopping experience to more of our buyers and sellers.
•We are investing in our sellers by providing them the tools and insights to set sustainable pricing strategies. We began initial testing of our ‘Seller Growth Tips’ within Shop Manager, providing sellers personalized checklists such as tips for how to stand out in search results, build buyer trust, and other helpful resources.
•Etsy Ads was once again a key driver of revenue growth. During the quarter, we utilized novel approaches for machine learning generated graph representations to increase ad relevance, which positively impacted average order value of items sold across the marketplace. We also added localization capabilities to our existing ads ranking system to improve ad relevancy in international markets, driving higher conversion rates.
Marketing: We continued to optimize marketing channel investments, focusing on driving top-of-mind awareness and new buyer acquisition, increasing purchase frequency of existing buyers, and reactivating lapsed buyers.
•Building brand awareness for specific purchase occasions was an important focus, particularly within Gifting. We increased our Etsy marketplace brand spending by over 20% year-over-year, while significantly increasing ROI as our media efficiencies continued to improve. Our holiday gifting missions campaigns ran in the United States and United Kingdom, delivering the message that Etsy can be an indispensable partner for all gifting missions. Early indications suggest that these campaigns may be contributing to increased brand association for Etsy in the gifting category.
•An important buyer message for Etsy during the holiday season was ‘On Time or Your Money Back.’ This message, featured in our ad campaigns, on our marketplace, and in our marketing emails, resonated with buyers. We also launched a multi-channel campaign to inform buyers of our new ‘Deals’ tab, with an emphasis on Early Holiday and Cyber Week Sales.
•We adjusted our performance marketing investment strategy to lean into new channels and geographies (such as non-core Western European countries), which resulted in GMS growth and improved efficiencies on a year-over-year basis. We ramped ‘mid-funnel’ spending with select social media partners by leaning into our category focus and enhancing influencer based creative, which drove a significant increase in our ROI and a meaningful increase in visits.

•As part of our increased focus on value, we continued to test Etsy-funded site wide promotions as a way to drive buyer engagement and GMS. Our 24-hour Cyber Monday event drove meaningful incremental GMS and a positive ROI, contributing to Etsy’s highest single-day GMS performance to-date. We are also seeing evidence that the repeat purchase rate for buyers who use these coupons improves over time.
Below are a few fourth quarter 2023 operational highlights for our subsidiary marketplaces:

•Reverb enhanced the buyer experience by improving the search results page with better filter views and listing displays, and made it easier for buyers to see similar ‘boosted’ listings.
•As part of its focus on deals and affordability, Reverb highlighted outlet gear from sellers throughout the holiday season, including through its ‘Dream gear for every budget’ marketing campaign. These discounts and campaigns drove a meaningful increase in Reverb’s GMS.
•Reverb also continued to optimize its performance marketing spend, delivering solid results and a positive ROI.

•Depop’s product development velocity significantly increased on a year-over-year basis, while maintaining its healthy win rate. Select product wins included improved personalization and ranking that enhanced search relevance.
•To help sellers set sustainable pricing strategies, Depop added a ‘Sold Item Index’ to its listing process that provides sellers real-time information on market prices for similar items. Depop also shifted to a ‘Buyer Pays for Shipping’ model for the vast majority of listings, defaulting to a standardized Depop shipping option that a buyer pays at checkout.
•Depop’s marketing highlights include: scaling of paid marketing with solid ROI and an impactful ‘I got it on Depop’ brand campaign that delivered strong improvement in brand awareness in the United Kingdom.

2023 Impact Goals, Strategy, and Progress: Etsy will provide detailed progress on our ESG pillars, outlined below, in our soon to be filed 2023 Annual Report on Form 10-K.
•Environmental pillar: includes progress towards achieving our Net Zero by 2030 goal, running sustainable operations, and marketplace sustainability initiatives.
•Social pillar: with goals to ensure equitable access to opportunities, including prioritizing people and our diversity, equity and inclusion initiatives focused on employees, suppliers, and the creative community.
•Governance pillar: focused on fostering a culture of ethics and accountability, including responsible marketplace practices, thoughtful corporate governance, integrated ESG reporting, and risk oversight and management.

Consolidated Financial Guidance and Outlook

First quarter 2024 Guidance
•GMS for the first quarter of 2024 is currently estimated to decline in the low-single-digit range on a year-over-year basis. This guidance reflects our slow start to the quarter, and our current expectation that GMS for the core Etsy marketplace improves as we move through the rest of the quarter as a result of our planned product and marketing investments. However, if our trends fail to improve as we currently expect, this could become a mid-single-digit decline.
•We estimate Q1 2024 take rate to be between 21-21.5%. This can be used to estimate revenue range for the quarter.
•Adjusted EBITDA margin is currently estimated to be ~26%.
FY 2024 Outlook
•We currently expect the first quarter to be our low point in year-over-year growth in GMS and revenue as we begin to see the expected benefits of our Etsy marketplace product and marketing investments kicking in starting in the second quarter.
•We expect revenue growth to outpace GMS growth; full year take-rate in line or ahead of the first quarter.
•We expect to maintain very healthy margins, with consolidated Adjusted EBITDA margins for 2024 at least similar to 2023.

Please note that our guidance assumes currency exchange rates remain unchanged at current levels.

With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from Adjusted EBITDA; in particular, stock-based compensation expense, foreign exchange loss, acquisition, divestiture, and other corporate structure-related expenses, and other non-recurring expenses can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via the Company’s Investor Relations website (investors.etsy.com) under the Events section. Published research analysts will be provided an opportunity to ask company management live questions on the call. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop and musical instrument marketplace Reverb. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com

Jessica Schmidt, Sr. Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the first quarter of 2024 and underlying assumptions and our first quarter and full year 2024 commentary. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include but are not limited to: (1) the level of demand for our services or products sold in our marketplaces and our ability to support our recent growth; (2) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber incidents; (6) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (7) macroeconomic events that are outside of our control; (8) operational and compliance risks related to our payments systems; (9) our ability to recruit and retain employees; (10) our ability to compete effectively; (11) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (12) our ability to demonstrate progress against our environmental, social, and governance Impact strategy; (13) our efforts to expand internationally; (14) acquisitions that may prove unsuccessful or divert management attention; (15) regulation in the area of privacy and protection of user data; and (16) litigation and regulatory matters, including intellectual property claims. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$914,323	$921,278
Short-term investments	236,118	250,413
Accounts receivable, net	24,734	27,888
Prepaid and other current assets	129,884	80,203
Funds receivable and seller accounts	265,387	233,961
Total current assets	1,570,446	1,513,743
Restricted cash	—	5,341
Property and equipment, net	249,794	249,744
Goodwill	138,377	137,724
Intangible assets, net	457,140	535,406
Deferred tax assets	137,776	121,506
Long-term investments	86,676	29,137
Other assets	45,191	42,360
Total assets	$2,685,400	$2,634,961
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$29,920	$28,757
Accrued expenses	353,553	331,234
Finance lease obligations—current	6,079	4,731
Funds payable and amounts due to sellers	265,387	233,961
Deferred revenue	14,635	14,008
Other current liabilities	41,207	19,064
Total current liabilities	710,781	631,755
Finance lease obligations—net of current portion	99,620	105,699
Deferred tax liabilities	13,192	44,735
Long-term debt, net	2,283,817	2,279,640
Other liabilities	121,705	120,406
Total liabilities	3,229,115	3,182,235
Total stockholders' deficit	(543,715)	(547,274)
Total liabilities and stockholders’ deficit	$2,685,400	$2,634,961

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$842,322	$807,241	$2,748,377	$2,566,111
Cost of revenue	255,757	225,775	828,675	744,592
Gross profit	586,565	581,466	1,919,702	1,821,519
Operating expenses:
Marketing	261,076	244,809	759,196	710,399
Product development	117,488	112,787	469,332	412,398
General and administrative	92,543	84,526	343,242	312,260
Asset impairment charges	—	—	68,091	1,045,022
Total operating expenses	471,107	442,122	1,639,861	2,480,079
Income (loss) from operations	115,458	139,344	279,841	(658,560)
Other (expense) income, net	(6,290)	(11,454)	12,979	(3,418)
Income (loss) before income taxes	109,168	127,890	292,820	(661,978)
(Provision) benefit for income taxes	(25,902)	(18,342)	14,748	(32,310)
Net income (loss)	$83,266	$109,548	$307,568	$(694,288)
Net income (loss) per share attributable to common stockholders:
Basic	$0.70	$0.87	$2.51	$(5.48)
Diluted	$0.62	$0.77	$2.24	$(5.48)
Weighted average common shares outstanding:
Basic	119,599,093	125,656,123	122,503,366	126,778,626
Diluted	136,552,671	143,981,481	140,145,406	126,778,626

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net income (loss)	$307,568	$(694,288)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	284,558	230,888
Depreciation and amortization expense	91,323	96,702
Provision for expected credit losses	19,634	12,464
Foreign exchange loss	7,400	1,238
Asset impairment charges	68,091	1,045,022
Deferred benefit for income taxes	(50,086)	(55,303)
Loss on sale of business	2,630	—
Other non-cash (income) expense, net	(1,901)	6,423
Changes in operating assets and liabilities, net of sale of business	(23,704)	40,466
Net cash provided by operating activities	705,513	683,612
Cash flows from investing activities
Cash paid for intangible assets	(12)	(6,456)
Purchases of property and equipment	(12,938)	(10,237)
Development of internal-use software	(26,958)	(20,506)
Purchases of investments	(342,850)	(270,345)
Sales and maturities of investments	309,451	277,520
Net cash used in investing activities	(73,307)	(30,024)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(83,441)	(79,163)
Repurchase of stock	(576,968)	(425,727)
Proceeds from exercise of stock options	14,228	15,024
Payment of debt issuance costs	(2,215)	(25)
Settlement of convertible senior notes	(90)	(44)
Payments on finance lease obligations	(6,278)	(6,307)
Other financing, net	(1,769)	(10,242)
Net cash used in financing activities	(656,533)	(506,484)
Effect of exchange rate changes on cash	12,031	(6,022)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(12,296)	141,082
Cash, cash equivalents, and restricted cash at beginning of period	926,619	785,537
Cash, cash equivalents, and restricted cash at end of period	$914,323	$926,619

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS (decline) / growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
December 31, 2023	(0.7)%	(1.6)%	0.9%	(1.2)%	(1.2)%	—%
December 31, 2022	(4.0)%	(0.7)%	(3.3)%	(1.3)%	1.6%	(2.9)%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income (loss) adjusted to exclude: interest and other non-operating (income) expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss; acquisition, divestiture, and corporate structure-related expenses; asset impairment charges; loss on sale of business; and restructuring and other exit costs. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect interest and other non-operating (income) expense, net;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange loss;
•Adjusted EBITDA does not reflect acquisition, divestiture, and corporate structure-related expenses;
•Adjusted EBITDA does not consider the impact of asset impairment charges;
•Adjusted EBITDA does not consider the impact of the loss on sale of business;
•Adjusted EBITDA does not reflect restructuring and other exit costs; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income (loss), revenue, and our other GAAP results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$83,266	$109,548	$307,568	$(694,288)
Excluding:
Interest and other non-operating (income) expense, net	(4,904)	(2,865)	(21,957)	3,212
Provision (benefit) for income taxes	25,902	18,342	(14,748)	32,310
Depreciation and amortization	23,033	22,794	91,323	96,702
Stock-based compensation expense (1)	68,476	64,355	284,558	230,888
Foreign exchange loss	11,194	14,319	6,348	206
Acquisition, divestiture, and corporate structure-related expenses	1,970	726	3,921	2,830
Asset impairment charges	—	—	68,091	1,045,022
Loss on sale of business	—	—	2,630	—
Restructuring and other exit costs (2)	26,577	—	26,577	—
Adjusted EBITDA	$235,514	$227,219	$754,311	$716,882
Divided by:
Revenue	$842,322	$807,241	$2,748,377	$2,566,111
Adjusted EBITDA margin	28.0%	28.1%	27.4%	27.9%

(1)Stock-based compensation expense included in the Condensed Consolidated Statements of Operations for the periods presented below is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost of revenue	$7,724	$6,738	$31,246	$23,283
Marketing	5,652	5,019	22,784	19,571
Product development	33,246	35,903	146,017	124,559
General and administrative	21,854	16,695	84,511	63,475
Stock-based compensation expense	$68,476	$64,355	$284,558	$230,888
(2)Restructuring and other exit costs included in the Condensed Consolidated Statements of Operations for the periods presented below is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost of revenue	$5,650	$—	$5,650	$—
Marketing	3,233	—	3,233	—
Product development	13,527	—	13,527	—
General and administrative	4,167	—	4,167	—
Restructuring and other exit costs	$26,577	$—	$26,577	$—